UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 31, 2012

Global Arena Holding, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-49819	33-0931599
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

708 Third Avenue

New York, NY 10017

(Address of principal executive offices)

Registrant's telephone number, including area code: (212) 508-4700

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 31, 2012, Global Arena Holding, Inc. (the “Company”) and its wholly owned subsidiary, Global Arena Investment Management, LLC (“GAIM”) entered into a securities purchase agreement (the “Purchase Agreement”) with FireRock Capital, Inc. (“Firerock”), pursuant to which FireRock purchased 714,286 shares of the Company’s common stock, par value $0.001 (the “Common Stock”), and membership interests representing 25% of GAIM (the “Membership Interests”), which are currently owned by the registrant for gross proceeds of $250,000.

Pursuant to the Purchase Agreement, on or before December 31, 2014, FireRock may opt to sell back to the Company 285,715 of the shares of Common Stock and the Membership Interests in GAIM for a total of $100,000.  Upon notice of the desire to exercise the repurchase right, the Company shall have thirty (30) days to make this payment.

In addition, the Purchase Agreement provides that on or before the later of (i) such time as FireRock has completed due diligence to its satisfaction, which shall be completed no later than January 22, 2013, or (ii) such time as the Company has obtained any and all required regulatory approvals to effectuate the transfer of the membership interests, FireRock may opt, at its discretion, to sell back to the Company the membership interests and 428,571 of the shares of common stock for a total of $150,000. Upon notice of the desire to exercise the repurchase right, the registrant shall have thirty (30) days to make this payment.

The Company also granted FireRock piggyback registration rights with respect to the shares of Common Stock and Membership Interests pursuant to the Purchase Agreement.

The foregoing securities were sold to an accredited investor, without registration under the Securities Act of 1933, as amended (the “Securities Act”), in reliance upon an exemption from registration provided by Section 4(2) under the Securities Act and Rule 506 of Regulation D promulgated thereunder without payment of commissions to any person. The securities may not be transferred or sold absent registration under the Securities Act or the availability of an applicable exemption therefrom.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits:

Exhibit 10:  Securities Purchase Agreement dated December 31, 2012 between Global Arena Holding, Inc., Global Arena Investment Management, LLC, and Fire Rock Capital, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Global Arena Holding, Inc.

Dated: January 7, 2012

/s/Joshua Winkler

Joshua Winkler

Chief Executive Officer